Exhibit 4.4

Griffon Corporation

100 Jericho Quadrangle

Jericho, New York 11753-2794

(516) 938-5544 * (516)938-5644

                                                                                                                November 4, 2004

American Stock Transfer & Trust Company

59 Maiden Lane

Plaza Level

New York, NY 10038

Attn:  Corporate Trust Department

By Certified, First Class Mail and by Facsimile No.:  (718) 331-1852

RE:	Griffon Corporation 4.0% Contingent Convertible Subordinated Notes
due 2023 (Second Series)

Ladies and Gentlemen:

                Reference is hereby made to the Indenture, dated as of June 22, 2004, between American Stock Transfer & Trust Company, as Trustee and Griffon Corporation , a Delaware corporation (the “Company”).  Capitalized terms used and not defined herein have the meanings ascribed to them in the Indenture.

                Pursuant to Article 10 of the Indenture, if any Securities are properly presented for conversion, the Company may, at its option, instead of delivering shares of Common Stock issuable upon conversion of such Securities, pay the Holder the Cash Conversion Price.  The Company  hereby irrevocably elects, with respect to each $1,000 principal amount of Securities tendered for conversion (and not properly withdrawn in accordance with the Indenture), to (a) pay in cash the Cash Election Amount (or such lesser amount, if the Cash Conversion Price with respect to such Securities is less than $1,000) (the “Cash”) and (b) if the Cash Conversion Price is greater than $1,000, deliver a number of shares of Common Stock (appropriately adjusted to take into account the occurrence, during the applicable five Trading Day period, of any event requiring adjustment of Conversion Price) equal to the quotient obtained by dividing (x) the excess of the Cash Conversion Price over the Cash by (y) the average of the Closing Price of the Common Stock for each Trading Day in the applicable five Trading Day period specified in the Indenture in the definition of “Cash Conversion Price.”  The Company will deliver the notice of the foregoing election (the “Notice of Election”) in accordance with Section

10.02 of the Indenture to each Holder who tenders any Note for conversion.  The “Cash Election Amount” means $1,000, unless the Company specifies  a greater amount in the applicable Notice of Election.

                This instrument shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

GRIFFON CORPORATION

/s/ Robert Balemian
Robert Balemian
President